UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2009

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition

On July 28, 2009, Textron Inc. (“Textron”) issued a press release announcing its financial results for the fiscal quarter ended July 4, 2009.  This press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding Textron’s financial condition and results of operations is included in the attachments to the press release attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           On July 28, 2009, Textron announced the appointment of Frank T. Connor to the position of Executive Vice President and Chief Financial Officer of Textron, to be effective August 1, 2009.   Mr. Connor will also be a member of Textron’s Management Committee.  Richard Yates, who has been serving as Textron’s Acting Chief Financial Officer, will continue as Textron’s Senior Vice President and Controller.

Mr. Connor, 49, joins Textron from a brief retirement after a twenty-two year career in investment banking at Goldman, Sachs & Co.  His last role at Goldman, Sachs, which he left in December 2008, was as head of Telecom Investment Banking, a position he held from 2003 to 2008.  Prior to that position, he served as Chief Operating Officer of Telecom, Technology and Media Investment Banking at Goldman, Sachs from 1998 to 2003.  During his career at Goldman, Sachs, Connor advised companies across a wide range of industries and executed numerous public and private financings and strategic transactions.  He joined the Corporate Finance Department of Goldman, Sachs in 1986, became a Vice President in 1990, a Managing Director in 1996 and a Partner in 2000.

Mr. Connor has entered into a letter agreement with Textron which provides for an annual base salary of $750,000 and for participation in Textron’s annual incentive plan for 2009 at a target award level of 85%, payable on a non-prorated basis, subject to the same performance goals as the other members of the Management Committee, to align Mr. Connor’s annual incentive with the other Management Committee members.  In future years, Mr. Connor’s target award level for annual incentive compensation will be at least 85% of base salary, with actual payouts varying based upon performance.

Mr. Connor will be awarded (i) 120,000 performance share units for the full 2009-2011 cycle, with the same terms as Textron’s other executive officers, (ii) 70,000 restricted stock units payable in cash which will pay dividend equivalents until vesting and will vest in 20% annual installments beginning March 2010, and (iii) stock options to acquire 80,000 shares of Textron common stock which options will vest in 33% annual installments beginning March 2010.  In future years, Mr. Connor’s initial long-term incentive award target will be 285% of base salary, subject to review and approval by the O&C Committee.

Mr. Connor will be eligible to participate in the Textron Master Retirement Plan and the Spillover Pension Plan based on Textron service as well as an enhanced pension benefit, which vests after five years of service and provides an additional three years of credited service, under a separate non-qualified pension benefit program.  Mr. Connor also will be eligible to participate in the Deferred Income Plan for Textron Executives as well as Textron’s other benefit plans and programs for key executives, all in a manner and on terms and conditions substantially similar to other Textron executive officers.  Mr. Connor’s employment with Textron is terminable at will by Textron.

The foregoing description is a summary of the compensation arrangements with Mr. Connor and is qualified by reference to his letter agreement, which will be included as an exhibit to Textron’s third quarter Form 10-Q.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit
Number                                Description

99.1                                Press release dated July 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: July 28, 2009	By:	/s/ Terrence O’Donnell
Terrence O’Donnell
Executive Vice President and General Counsel